                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 CURRENT REPORT

                    FILED PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 15, 1996
                                                         -----------------


                              SYRATECH CORPORATION
                              --------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         DELAWARE                      1-12624                  13-3354944
         --------                      -------                  ----------
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NUMBER)       (IRS EMPLOYER
   OF INCORPORATION)                                      IDENTIFICATION NUMBER)

                              175 MCCLELLAN HIGHWAY
                                 EAST BOSTON, MA
                                 ---------------
                     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (617) 561-2200
                                                           --------------

Item 7.   Financial Statements and Exhibits
          ---------------------------------

          Financial statements of the business acquired and pro forma financial information are filed herewith under Item 7 as an amendment to the Syratech Corporation Form 8-K, dated February 15, 1996, concerning the acquisition of Rauch Industries, Inc. This Form 8-K/A supersedes the Form 8K/A filed on April 29, 1996.

          (a)  Financial statements of businesses acquired.
               (1) The financial statements required pursuant to Article 3, 210-3.05 (b) for the year ended December 31, 1995 are attached on pages F-1 to F-15 and the financial statements for the year ended December 31,1994 are incorporated herein by reference from Exhibit 13 to Form 10-K of Rauch Industries, Inc.("Rauch") dated March 28, 1995.

               (2) Pursuant to Rule 2-02 of Regulation S-X [17 CFR 210.2-02] a manually signed accountants report for the year ended December 31, 1995 is attached on page F-3.

          (b)  Pro forma financial information.

               The following pro forma unaudited condensed consolidated financial information of Rauch is attached on pages F-16 to F-20.

               (i) Pro Forma Unaudited Condensed Consolidated Income Statement For the Year Ended December 31, 1995.

               (ii) Pro Forma Unaudited Condensed Consolidated Balance Sheet at December 31, 1995.

               (iii) Notes to Pro Forma Unaudited Condensed Consolidated
                     Financial Statements.

          (c)  Exhibits:

                     None.


                                       1.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: February 27, 1997                      SYRATECH CORPORATION



                                             By:  /s/ E. Merle Randolph
                                                  -----------------------
                                             Name:   E. Merle Randolph
                                             Title:  Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer


























                                       2.

            REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS OF

                             RAUCH INDUSTRIES, INC.

              for the years ended December 31, 1995, 1994 and 1993

                                 C O N T E N T S

                                    -------



                                                                           Pages
                                                                           -----
Report of Independent Accountants                                              1


Consolidated Financial Statements:
     Balance Sheets                                                            2
     Statements of Income                                                      3
     Statements of Stockholders' Equity                                        4
     Statements of Cash Flows                                                  5
     Notes to Financial Statements                                          6-13

COOPERS                                             COOPERS & LYBRAND L.L.P.
& LYBRAND                                           a professional services firm




                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------




To the Board of Directors
Rauch Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Rauch Industries, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rauch Industries, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                             /s/ Coopers & Lybrand L.L.P.


Charlotte, North Carolina
March 12, 1996


                             RAUCH INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 1995 and 1994

                                      ----



                 ASSETS                                                     1995          1994
                                                                            ----          ----

Current assets:
    Cash and cash equivalents                                          $   188,496   $ 1,695,120
    Accounts receivable (net of allowance for uncollectible accounts
        of $248,000 and $235,000)                                       23,227,755    20,167,583
    Recoverable from insurance carrier (Note 2)                            837,902     3,590,490
    Inventories                                                         15,992,480    10,104,166
    Deferred income taxes                                                  100,000       474,000
    Prepaid taxes and other                                              1,027,301       788,374
                                                                       -----------   -----------
               Total current assets                                     41,373,934    36,819,733
                                                                       -----------   -----------
Property and equipment, at cost:
    Land and improvements                                                  448,113       309,939
    Buildings                                                            5,503,545     4,309,644
    Machinery and equipment                                              8,691,475     7,861,461
    Construction in progress                                               719,739       469,385
                                                                       -----------   -----------
                                                                        15,362,872    12,950,427
    Less accumulated depreciation                                        7,839,435     7,352,655
                                                                       -----------   -----------
                                                                         7,523,437     5,597,772
                                                                       -----------   -----------
Goodwill, net of accumulated amortization of $81,250                     3,168,750
                                                                       -----------   -----------
Other assets                                                               352,398       326,822
                                                                       -----------   -----------
                      Total assets                                     $52,418,519   $42,744,327
                                                                       ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY



Current liabilities:
    Current portion of long-term debt                                  $ 1,200,000   $   661,820
    Notes payable, bank                                                  6,808,000     9,405,000
    Accounts payable, trade                                              1,032,742     1,344,626
    Accrued liabilities                                                  2,251,570       834,477
    Accrued income taxes                                                    28,400
                                                                       -----------   -----------
               Total current liabilities                                11,320,712    12,245,923
                                                                       -----------   -----------
Long-term debt                                                          11,300,000     4,375,000
                                                                       -----------   -----------
Deferred income taxes                                                    1,764,000       187,000
                                                                       -----------   -----------
Stockholders' equity:
    Common stock, $1.00 par value; authorized, 10,000,000 shares;
        issued and outstanding 3,695,563 shares                          3,695,563     3,695,563
    Additional paid-in capital                                           3,094,464     3,094,464
    Retained earnings                                                   21,243,780    19,146,377
                                                                       -----------   -----------
               Total stockholders' equity                               28,033,807    25,936,404
                                                                       -----------   -----------
               Total liabilities and stockholders' equity              $52,418,519   $42,744,327
                                                                       ===========   ===========


The accompanying notes are an integral part of the consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

              for the years ended December 31, 1995, 1994, and 1993

                                      ----


                                                          1995             1994           1993
                                                          ----             ----           ----
Net sales                                              $58,918,735     $45,035,247     $44,693,521
Cost of sales                                           47,755,773      35,749,187      32,547,864
                                                       -----------     -----------     -----------
              Gross profit                              11,162,962       9,286,060      12,145,657

Selling, general and administrative expenses            11,794,984       8,788,100       7,719,675
                                                       -----------     -----------     -----------
               Operating income (loss)                    (632,022)        497,960       4,425,982

Interest expense                                        (1,304,816)       (787,821)       (309,331)
Gain on insurance settlement                             6,274,730
Other income                                               157,156          77,596         724,702
                                                       -----------     -----------     -----------
               Income (loss) before income taxes         4,495,048        (212,265)      4,841,353
                                                       -----------     -----------     -----------

Provision (benefit) for income taxes:
    Current                                                151,000          16,500       1,722,000
    Deferred                                             1,951,000        (178,000)         (7,000)
                                                       -----------     -----------     -----------
                                                         2,102,000        (161,500)      1,715,000
                                                       -----------     -----------     -----------

               Net income (loss) before cumula-
                   tive effect of accounting change      2,393,048         (50,765)      3,126,353
Cumulative effect of accounting change                                                      64,310
                                                       -----------     -----------     -----------
               Net income (loss)                       $ 2,393,048     $   (50,765)    $ 3,190,663
                                                       ===========     ===========     ===========
Earnings per share:
    Net income (loss) before cumulative effect of
       accounting change                               $       .65     $      (.01)    $       .84
    Cumulative effect of accounting change                                                     .02
                                                       -----------     -----------     -----------

    Net income (loss) per common share                 $       .65     $      (.01)    $       .86
                                                      ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              for the years ended December 31, 1995, 1994 and 1993

                                      ----



                                                   Additional
                                      Common        Paid-in      Retained
                                      Stock         Capital      Earnings         Total
                                      ------       ---------     --------         -----

Balances, January 1, 1993          $3,695,563     $3,094,464    $16,524,109   $23,314,136

Net income for the year                                           3,190,663     3,190,663

Dividends paid ($.09 per share)                                    (234,181)     (234,181)
                                   ----------     ----------    -----------   -----------

Balances, December 31, 1993         3,695,563      3,094,464     19,480,591    26,270,618

Net loss for the year                                               (50,765)      (50,765)

Dividends paid ($.08 per share)                                    (283,449)     (283,449)
                                   ----------     ----------    -----------   -----------

Balances, December 31, 1994         3,695,563      3,094,464     19,146,377    25,936,404

Net income for the year                                           2,393,048     2,393,048

Dividends paid ($.08 per share)                                    (295,645)     (295,645)
                                   ----------     ----------    -----------   -----------

Balances, December 31, 1995        $3,695,563     $3,094,464    $21,243,780   $28,033,807
                                   ==========     ==========    ===========   ===========

 The accompanying notes are an integral part of the consolidated financial statements.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1995, 1994, and 1993

                                      ----



                                                                  1995             1994            1993
                                                                  ----             ----            ----
Cash flows from operating activities:
    Net income (loss)                                        $  2,393,048    $    (50,765)   $  3,190,663
    Adjustments to reconcile net income (loss) to net
       cash  provided by (used in) operating activities,
       net of effects of acquisitions of new business:
       Depreciation                                               529,407         519,866         482,081
       Amortization                                               108,808          22,530
       Gain on settlement of insurance claim for equipment     (4,358,993)
       Loss on sale of equipment                                   19,377
       Cumulative effect of accounting change                                                     (64,310)
       Deferred income taxes                                    1,951,000        (178,000)         (7,000)
       Recoverable from insurance carrier                       2,311,581      (2,425,934)
       Changes in operating assets and liabilities:
          Accounts receivable                                  (2,431,014)     (4,894,928)     (3,668,115)
          Inventories                                          (5,048,050)      2,125,659         441,637
          Prepaid expenses                                       (236,983)       (605,506)        148,859
          Accounts payable                                       (728,228)       (145,910)         30,020
          Accrued liabilities                                     971,112        (189,395)        214,729
          Accrued income taxes                                     28,400         754,454         147,846
           Other assets                                           (30,581)         25,447        (258,470)
                                                             ------------    ------------    ------------
              Net cash provided by (used in) operating
                activities                                     (4,521,116)     (6,551,390)        657,940
                                                             ------------    ------------    ------------
Cash flows from investing activities:
    Proceeds from settlement of insurance claim for
        equipment                                               4,800,000
    Proceeds from sale of equipment                                29,300
    Purchase of property and equipment                         (2,483,082)     (3,489,618)       (636,634)
    Acquisitions of new business, net of cash acquired         (3,902,261)                     (1,226,508)
    Loans to affiliate                                                                         (4,616,994)
    Repayment of loans by affiliate                                                             3,226,870
                                                             ------------    ------------    ------------
              Net cash used in investing activities            (1,556,043)     (3,489,618)     (3,253,266)
                                                             ------------    ------------    ------------
Cash flows from financing activities:
    Dividends paid                                               (295,645)       (283,449)       (234,181)
    Payments on long-term debt                                   (461,820)       (480,000)       (400,000)
    Proceeds from long-term debt                                7,925,000       3,560,000
    Repayments of notes payable                               (49,657,000)    (39,940,000)    (28,339,000)
    Proceeds from notes payable                                47,060,000      38,845,000      33,708,000
                                                             ------------    ------------    ------------
              Net cash provided by financing activities         4,570,535       1,701,551       4,734,819
                                                             ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents           (1,506,624)     (8,339,457)      2,139,493
Cash and cash equivalents at beginning of year                  1,695,120      10,034,577       7,895,084
                                                             ------------    ------------    ------------
Cash and cash equivalents at end of year                     $    188,496    $  1,695,120    $ 10,034,577
                                                             ============    ============    ============

 The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      ---



1.   Accounting Policies:
     -------------------

     BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Rauch Industries, Inc. and its Subsidiaries, Northstar Corporation, RI Acquisition, Inc. (d/b/a Holiday Products) and Rochard, Inc. In consolidation, all significant intercompany balances and transactions are eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates (see Note 2).


     INCOME RECOGNITION - Sales are invoiced and income is recognized in the financial statements when merchandise is shipped.

     INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method.

     PROPERTY, EQUIPMENT AND DEPRECIATION - Property and equipment are carried at cost. Depreciation is computed primarily using the straight-line method. The estimated useful lives of the respective assets used in computing depreciation are as follows:


                  Buildings                       15 - 40 years
                  Machinery and equipment          3 - 10 years


     Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions and betterments are cap italized.


     INTANGIBLE ASSETS - Excess of acquired assets over fair value (goodwill) is amortized using the straight-line method over thirty (30) years.


     STATEMENTS OF CASH FLOWS - Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less.


     Cash paid during the year for interest (net of capitalized interest of $50,000 in 1994) and income taxes was as follows:


                            1995          1994              1993
                            ----          ----              ----
          Interest       $1,203,000      $830,000        $  402,000
          Income taxes      679,000       770,000         1,652,000


                                      ----



1.   Accounting Policies, continued:
     -------------------

     CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. At December 31, 1995 and 1994, substantially all cash and cash equivalents were maintained by a single major financial institution. The Company markets its products primarily to customers in the retail sector. The Company closely monitors the creditworthiness of its customers and generally requires no collateral from its customers. Insurance is maintained to reduce overall credit risk. The Company's ability to collect outstanding trade receivables is dependent upon the retail economic environment. The Company does not believe that it is dependent on any single customer. Sales to two customers accounted for approximately 33% of sales in 1995, 32% of sales in 1994 and 27% of sales in 1993. Accounts receivable from two customers accounted for approximately 62% and 56% of total accounts receivable at December 31, 1995 and 1994, respectively.


     INCOME TAXES - The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in either the financial statements or tax returns, but not both. Deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.


     EARNINGS PER COMMON SHARE - Earnings per common share is based on the weighted average number of shares outstanding each year (3,695,563 in 1995, 1994 and 1993.)


     RECLASSIFICATIONS - Certain amounts in the 1994 financial statements have been reclassified to conform with 1995 presentation.

2.   Recoverable from Insurance Carrier:
     ----------------------------------

     On October 19, 1994, a fire destroyed the Company's 677,000 square-foot facility located in Cramerton, North Carolina. The building warehoused a substantial portion of the Company's finished goods inventory for the 1994 Christmas season in anticipation of shipment to customers. The building was also used to manufacture garland and non-woven fabric. The Company had insurance on the building, equipment and raw materials at replacement value. The finished goods inventory was insured at net selling pric e. In addition, the Company also carried business interruption insurance. The Company's insurance coverage limits total recovery in one policy year to an amount not to exceed approximately $60,000,000.

                                      ----



2.   Recoverable from Insurance Carrier, continued:
     ----------------------------------

     During 1995, the Company settled with the insurance carrier on the inventory and equipment claims for $19.8 million, including a $10 million advance received in 1994, resulting in a gain of $6,274,730. As of December 31, 1995, the Company has amounts recoverable from the insurance carrier totaling $837,902 in excess of amounts received. This amount represents the net book value of the building destroyed and business interruption costs incurred. The final resolution of the remaining insurance claim is dependent upon future events, the outcome of which are not fully determinable at the present time. Accordingly, no additional amount due from the insurance carrier has been recorded as of December 31, 1995.


3.   Inventories:
     -----------

     Inventories are summarized as follows as of December 31:


                                                   1995          1994
                                                   ----          ----

          Raw materials                         $ 6,317,427   $ 5,244,846
          Work-in-process                         2,286,734     2,032,965
          Finished goods                          8,373,781     3,150,433
                                                -----------   -----------
                                                 16,977,942    10,408,244
          Less, excess of FIFO over LIFO cost       985,462       304,078
                                                -----------   -----------
                                                $15,992,480   $10,104,166
                                                ===========   ===========

     The Company is dependent on a single supplier of raw material glass.


4.   Accrued Liabilities:
     -------------------

     Accrued liabilities are summarized as follows as of December 31:

                                                   1995           1994
                                                   ----           ----


          Salaries and wages                    $1,133,384       $342,541
          Profit sharing and ESOP                  221,224
          Other                                    896,962        491,936
                                                ----------       --------
                                                $2,251,570       $834,477
                                                ==========       ========

                                      ----


5.   Long-Term Debt and Notes Payable:
     --------------------------------

     A summary of long-term debt at December 31 follows:


                                                                                     1995             1994
                                                                                     ----             ----
     Term note payable under bank loan agreement, due in quarterly installments of $300,000, plus a final payment in 2000, with
         interest approximately at the bank's certificate of deposit rate        $12,500,000       $
     Term note payable under bank loan agreement, due in quarterly installments of $125,000, plus a final payment in 1999, with
         interest approximately at the bank's certificate of deposit rate                            4,875,000
     Industrial revenue bond, due in quarterly installments of $55,000
         to 1995 with interest at 75% of the prime rate                                                161,820
                                                                                 -----------        ----------
                                                                                  12,500,000         5,036,820
     Less amount due within one year                                               1,200,000           661,820
                                                                                 -----------        ----------
                                                                                 $11,300,000        $4,375,000
                                                                                 ===========        ==========

     During 1995, the Company entered into a new loan agreement allowing long-term borrowings up to $12.8 million and short-term borrowings up to $40.0 million. Short-term borrowings bear interest at approximately the bank's certificate of deposit rate. Maximum short-term borrowings outstanding at any time during the year was $26.1 million in 1995, $30.8 million in 1994 and $22.4 million in 1993. Daily average borrowings were $10.6 million in 1995, and 1994 and $7.0 million in 1993 at daily weighted average interest rates of 6.6%, 5.8% and 4.0%, respectively. The bank's certificate of deposit rate was 5.9% at December 31, 1995.


     The bank loan agreement contains various covenants, the most restrictive being a limitation on leasing activities.


     Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the carrying value of long-term debt approximates the fair value at December 31, 1995.


     Future maturities of long-term debt are as follows:

         1996                                          $ 1,200,000
         1997                                            1,200,000
         1998                                            1,200,000
         1999                                            1,200,000
         2000                                            7,700,000
                                                       -----------
                                                       $12,500,000
                                                       ===========

                                      ----



6.   Employee Benefit Plans:
     ----------------------

     The Company maintains a 401(k) profit-sharing plan covering substantially all employees with more than one year of continuous service. Qualified employees may contribute up to 15% of their eligible compensation to the plan. The Company matches 50% of this contribution up to $520 per employee, with the balance of the contribution matched at 25%. In addition, discretionary contributions may be made by the Company. Company contributions were approximately $333,000 for 1995, $57,000 for 1994 and $165,000 for 1993.


     The Company has an Employee Stock Ownership Plan covering substantially all employees with more than one year of continuous service. Contributions to the plan were $50,000 in 1995 and 1993. No contributions were made to the Plan in 1994.


7.   Income Taxes:
     ------------

     The provision for income taxes consists of the following:


                                    1995               1994             1993
                                    ----               ----             ----
      Current:
        Federal                  $   44,000         $  15,000        $1,536,000
        State                       107,000             1,500           186,000
                                 ----------         ---------        ----------
                                    151,000            16,500         1,722,000
                                 ----------         ---------        ----------
      Deferred:
        Federal                   1,803,000          (179,000)          (17,000)
        State                       148,000             1,000            10,000
                                 ----------         ---------        ----------
                                  1,951,000          (178,000)           (7,000)
                                 ----------         ---------        ----------
                                 $2,102,000         $(161,500)       $1,715,000
                                 ==========         =========        ==========


     The following schedule summarizes the principle differences between income taxes at the federal statutory rate and that reflected in the financial statements:


                                                                 1995     1994     1993
                                                                 ----     ----     ----
      Statutory federal tax rate                                 34.0%   (34.0)%   34.0%
      State income taxes, net of federal tax benefit              3.8      0.5      2.5
      Targeted jobs credit                                        0.3     (5.4)
      Contributions                                              (2.8)   (34.1)
      Tax exempt interest                                        (0.1)    (4.5)
      Valuation allowance                                        11.5
      Other                                                       0.1      1.4     (0.6)
                                                                 ----     ----     ----
                                                                 46.8%   (76.1)%   35.9%
                                                                 ====     ====     ====

                                      ----



7.   Income Taxes, continued:
     ------------

     The following is a summary of deferred tax assets and liabilities at December 31:


                                                          1995              1994
                                                          ----              ----
     Deferred tax assets, current:
       Accounts receivable                            $    90,000        $  90,000
       Inventory                                          260,000          149,000
       Contribution carryover                             515,000          183,000
       Accrued expenses                                    67,000           52,000
       Business interruption costs                       (317,000)
                                                      -----------        ---------
            Total deferred tax asset                      615,000          474,000
     Valuation allowance                                 (515,000)
                                                      -----------        ---------
            Net deferred tax assets, current              100,000          474,000
                                                      -----------        ---------
     Deferred tax liabilities, noncurrent:
       Goodwill                                           (32,000)
       Depreciation                                    (1,864,000)        (187,000)
       AMT credit carryforward                            132,000
                                                      -----------        ---------
          Net deferred tax liabilities, noncurrent     (1,764,000)        (187,000)
                                                       -----------        ---------
          Net deferred income taxes                   $(1,664,000)       $ 287,000
                                                      ===========        =========


     The valuation allowance relates to the contribution carryover that is not expected to be realized.



8.   Acquisitions:
     ------------

     On May 5, 1995, the Company completed the purchase of all outstanding stock of Rochard, Inc. ("Rochard"), a privately held importer and distributor of porcelain giftware and china. The purchase price was $4 million. The acquisition has been accounted for as a purchase, and the acquired net assets of Rochard are included in the Company's balance sheet at December 31, 1995. The purchase price has been allocated to the assets and liabilities of Rochard based on their estimated respective fair values.


     The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if Rochard had been acquired as of the beginning of the following periods:


                                                 1995             1994

                                              (Unaudited)      (Unaudited)
                                              -----------      -----------
          Sales                               $60,176,000      $49,784,000
          Net income                            2,679,000           74,000
          Net income per share                        .72              .02


                                      ----

     ------------

     On December 31, 1993, the Company completed the purchase of substantially all the net assets of Holiday Products, Inc. ("Holiday"), a privately held manufacturer of Christmas related products. The purchase price consisted of approximately $1.2 million in cash, assumption of liabilities totaling $0.5 million, and the forgiveness of debt owed from Holiday to the Company in the amount of approximately $1.5 million. The acquisition has been accounted for as a purchase, and the acquired net assets of Holiday are included in the Company's balance sheet at December 31, 1993. The purchase price has been allocated to the assets and liabilities of Holiday based on their estimated respective fair values.


     The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if Holiday had been acquired as of the beginning of the periods presented:


                                                     1993
                                                  (Unaudited)
                                                  -----------
                    Sales                         $51,324,000
                    Net income                      3,191,000
                    Net income per share                  .86


9.   Stock Options:
     -------------

     The Company has a stock option plan for which 202,500 shares of common stock are reserved for grant to key personnel. Under the plan, the option price may not be less than the fair market value of the stock at the time the options are granted. The period during which options are exercisable is fixed by the board of directors at the time of grant, but is not to exceed ten years plus one month.


     During 1995 options for 3,500 shares were granted under the plan. As of December 31, 1995, options for 172,750 shares had been granted, none of which were exercised. Of the options outstanding as of December 31, 1995, 35,250 shares are exercisable at $7.67 per share, 20,000 shares are exercisable at $8.63 per share and 17,000 shares are exercisable at $9.50 per share.


10.  Supplementary Income Statement Information:
     ------------------------------------------

     The statements of income include maintenance and repairs charged to costs and expenses of $666,000 in 1995, $811,000 in 1994 and $832,000 in 1993.

                                      ----


10.  Supplementary Income Statement Information, continued:
     ------------------------------------------

     Costs incurred for product research and development were $198,000 in 1995, $334,700 in 1994 and $302,400 in 1993.


11.  Leases and Commitments:
     ---------------------

     The Company leases various properties under operating leases. Rent expense under these leases was approximately $1,411,000 in 1995, $465,000 in 1994 and $225,000 in 1993.


     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year.

                         1996            $  946,862
                         1997               284,971
                         1998               157,941
                         1999                51,011
                         2000                51,011
                         Thereafter          68,015
                                         ----------
                                         $1,559,811
                                         ==========


12.  Accounting for the Impairment of Long-Lived Assets and for Long-Lived
     ---------------------------------------------------------------------
     Assets to be Disposed Of:
     ------------------------

     Effective January 1, 1996, the Company will be required to implement SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that an impairment loss be recorded for long-lived assets, such as property and equipment, or goodwill, if circumstances indicate that the carrying value of an asset may not be recoverable. The impact of adopting this pronouncement has not been determined, but is not expected to be material to the Company's financial statements.


13.  Subsequent Event, Sale of Company:
     ---------------------------------

     On February 15, 1996 the board of directors and stockholders approved the sale of all outstanding stock of the company for approximately $48 million ($13 per share). In addition to the shares purchased, the acquiring company purchased from the employees all stock options and stock appreciation rights outstanding at December 31, 1995.

                      SYRATECH CORPORATION AND SUBSIDIARIES


        Pro Forma Unaudited Condensed Consolidated Financial Information
                                 (in thousands)


     The following pro forma unaudited condensed consolidated financial information is provided as required by Regulation S-X of the Securities and Exchange Commission.

     Pursuant to the Agreement, dated as of December 7, 1995, among Syratech Corporation (the "Registrant"), SYR Acquisition, Inc. ("SYR"), and Rauch Industries, Inc. ("Rauch"), (the "Agreement"), on February 15, 1996, the Registrant through its wholly-owned subsidiary SYR acquired the outstanding shares of Rauch. The consideration was $13 per share of Rauch common stock owned by shareholders of record on January 16, 1996. The transaction was paid with approximately $47.8 million in cash by the Registrant from funds available under a letter of credit with the Wachovia Bank of North Carolina, N.A.

     The following pro forma unaudited condensed consolidated financial statements give effect to the acquisition of Rauch and are based on the assumptions set forth below and in the notes to the pro forma unaudited condensed consolidated financial statements. The pro forma unaudited condensed consolidated income statement for the year ended December 31, 1995 reflects the acquisition as if it occurred on January 1, 1995. The pro forma unaudited condensed consolidated balance sheet as of December 31, 1995 reflects the acquisition as if it occurred on December 31, 1995. The pro forma unaudited financial information may not be indicative of the results of operations or the financial position which would have been attained had the acquisition been consummated on either of the foregoing dates or which may be attained in the future.

     The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Registrant, as filed with the Securities and Exchange Commission.

                                SYRATECH CORPORATION AND SUBSIDIARIES
                     PRO FORMA UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT
                                     YEAR ENDED DECEMBER 31, 1995
                                             (IN THOUSANDS)


                                                 Historical     Historical
                                                  Syratech       Rauch (A)     Adjustments    Pro Forma
                                                 ---------      ----------     -----------    ---------
Net sales ...................................     $169,520       $58,919       $              $228,439
Cost of sales ...............................      119,836        47,756         1,604 (B)     170,007
                                                                                   811 (C)
                                                  --------       -------       -------        --------
     Gross profit ...........................       49,684        11,163        (2,415)         58,432
Selling, general and administrative
  expenses ..................................       34,239        11,795        (1,604)(B)      44,227
                                                                                   241 (D)
                                                                                  (444)(E)
                                                  --------       -------       -------        --------
     Income (loss) from operations ..........       15,445          (632)         (608)         14,205

Interest expense ............................         (287)       (1,305)                       (1,592)
Interest income .............................        4,881                        (363)(F)       4,518
Gain on insurance settlement ................                      6,275                         6,275
Other income ................................                        157                           157
                                                  --------       -------       -------        --------

     Income before
       provision for income taxes ...........       20,039         4,495          (971)         23,563

Provision for income taxes ..................        6,863         2,102          (718)(G)       8,247
                                                  --------       -------       -------        --------
     Income from continuing operations ......     $ 13,176       $ 2,393       $  (253)       $ 15,316
                                                  ========       =======       =======        ========


 See notes to pro forma unaudited condensed consolidated financial statements.

                      SYRATECH CORPORATION AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1995
                                 (IN THOUSANDS)


                                                  HISTORICAL
                                                   SYRATECH    HISTORICAL        PRO FORMA
                                                 CORPORATION    RAUCH (H)       ADJUSTMENTS       PRO FORMA
                                                 -----------   ----------       -----------       ---------
ASSETS
Current assets:
   Cash and equivalents .......................    $ 78,493      $   189        $(19,065)(I)       $ 59,617
   Marketable securities ......................      30,561                      (30,561)(I)              0
   Accounts receivable, net ...................      31,893       23,228            (607)(J)         54,514
   Insurance receivable .......................                      838          22,839 (J)         23,677
   Inventories ................................      41,151       15,992          (2,069)(J)         55,074
   Deferred income taxes ......................       5,105          100           2,418 (K)          7,623
   Prepaid expenses and other .................       1,602        1,027                              2,629
   Net assets of discontinued operations ......       1,834                                           1,834
                                                   --------      -------        --------           --------
     Total current assets .....................     190,639       41,374         (27,045)           204,968

Property, plant and equipment, net ............      29,560        7,523          15,539 (J)         52,622
Purchase price in excess of net assets
   acquired....................................                    3,169           2,393 (L)          5,562
Other assets ..................................         367          352            (260)(J)            459
                                                   --------      -------        --------           --------
     Total ....................................    $220,566      $52,418        $ (9,373)          $263,611
                                                   ========      =======        ========           ========

LIABILITIES AND EQUITY
Current liabilities:
   Revolving loan and notes payable ...........    $ 51,735      $ 6,808        $                  $ 58,543
   Current long-term debt .....................                    1,200                              1,200
   Accounts payable ...........................       6,438        1,032                              7,470
   Accrued expenses ...........................       4,436        2,252           3,053 (J),(M)      9,741
   Accrued compensation .......................       2,478                          398 (M)          2,876
   Accrued advertising ........................       1,991                                           1,991
   Income taxes payable .......................       1,511           28           1,486 (K)          3,025
                                                   --------      -------        --------           --------
     Total current liabilities ................      68,589       11,320           4,937             84,846

Long-term debt ................................                   11,300                             11,300
Deferred income taxes .........................       3,657        1,764          13,724 (K)         19,145
Pension liability .............................       1,724                                           1,724

STOCKHOLDERS' EQUITY
Preferred stock ...............................
Common stock ..................................          87        3,696          (3,696)(N)             87
Additional paid-in capital ....................       9,699        3,094          (3,094)(N)          9,699
Retained earnings .............................     136,728       21,244         (21,244)(N)        136,728
Cumulative translation adjustment .............          85                                              85
Less: Treasury stock ..........................          (3)                                             (3)
                                                   --------      -------        --------           --------
     Total stockholders' equity ...............     146,596       28,034         (28,034)           146,596
                                                   --------      -------        --------           --------
     Total ....................................    $220,566      $52,418        $ (9,373)          $263,611
                                                   ========      =======        ========           ========

  See notes to pro forma unaudited condensed consolidated financial statements.

                      SYRATECH CORPORATION AND SUBSIDIARIES

    Notes To Pro Forma Unaudited Condensed Consolidated Financial Statements
                                 (in thousands)

The purchase of Rauch Industries, Inc. ("Rauch") on February 15, 1996 has been recorded in the pro forma unaudited condensed consolidated financial statements under the purchase method of accounting. The purchase price has been allocated to tangible assets and liabilities based on the fair value of these assets. The purchase price in excess of net assets acquired has been recorded in the pro forma unaudited condensed consolidated balance sheet. The allocation of purchase price was adjusted during 1996 when the Company received $23,771 in connection with an insurance claim relating to a 1994 fire at Rauch.

(A)  Reflects the operations of Rauch for the year ended December 31, 1995.

(B) Reflects a reclassification of Rauch warehouse and distribution costs to conform to the Company's accounting of such costs.

(C) Reflects additional depreciation expense as a result of the allocation of a portion of the Rauch purchase price to property, plant and equipment.

(D) Reflects amortization expense as a result of amortizing, over 30 years, the $7,224 allocation of Rauch purchase price in excess of net assets acquired.

(E) Reflects an adjustment for certain acquisition related costs incurred by Rauch.

(F) Reflects a reduction in interest income (at an assumed interest rate of 5.8%) as a result of a decrease in cash and equivalents and marketable securities of $49,626 for the purchase of Rauch common stock at $13 per share plus related costs and expenses.

(G)  Reflects income taxes at an effective rate of 35%.

(H)  Reflects the financial position of Rauch at December 31, 1995.

(I) Reflects a reduction in cash and equivalents and marketable securities of $49,626 for the purchase of Rauch common stock.

(J) Reflects adjustments to record the allocation of purchase price to the following assets and liabilities in accordance with the purchase method of accounting. Reflects the insurance claim receivable which was collected by the Company subsequent to the acquisition date.


                                                              Increase/
                                                             (Decrease)
                                                             ----------

        Accounts receivable                                   $  (607)
        Insurance receivable                                   22,839
        Inventories                                            (2,069)
        Property, plant and equipment, net                     15,539
        Other assets                                             (260)
        Accrued liabilities                                     3,451

(K) Reflects an adjustment to deferred income taxes and income taxes payable for the effect of the adjustments.

(L) Reflects an adjustment to record the purchase price in excess of net assets acquired.

(M) Reflects as reclassification of accrued compensation of $398 from accrued expenses to conform with the Company's presentation of accrued compensation.

(N)  Reflects an adjustment to eliminate Rauch's stockholders' equity.